EX-99.2

FIRST MANHATTAN CO. RELEASES CASE FOR FULL BOARD CHANGE AT VIVUS

Details Path to Creating Value at Vivus

Presentation Available at http://www.ourmaterials.com/VVUS/

NEW YORK -- May 7, 2013 -- First Manhattan Co. (“First Manhattan” or “FMC”), an owner-operated investment advisory firm and the beneficial holder of approximately 9.7 percent of the outstanding shares of VIVUS, Inc. (“Vivus”) (NASDAQ: VVUS), today filed a presentation with the Securities and Exchange Commission (the “SEC”) entitled “VIVUS – Why Change is Needed Now.” FMC will use the presentation in meetings with Vivus shareholders in advance of Vivus’ Annual Meeting of Stockholders, which Vivus has scheduled for July 15, 2013.

The presentation details FMC’s case that the upside potential of Qsymia, Vivus’ obesity drug, is enormous, but Vivus’ Board and management have repeatedly failed to successfully execute Qsymia’s launch. As a result, Vivus shareholders have lost approximately 60 percent of the value of their investment in Vivus since Qsymia received FDA approval in July, 2012.

On May 1, 2013, FMC filed a preliminary proxy statement with the SEC in which it nominated six highly qualified directors for election to Vivus’ Board. FMC’s nominees offer the experience, ability and independence from management needed to unlock the enormous potential value at Vivus. The FMC nominees have deep expertise in pharmaceutical commercialization, regulatory affairs, public-company finance, and extensive turnaround experience. Each nominee is fully committed to fixing the fundamental problems at Vivus, reversing the failed Qsymia launch, and examining all options to enhance value for Vivus stockholders.

The investor presentation also outlines the strategies FMC's Board nominees are expected to implement to enable Qsymia to reach its full potential.

Key points in the presentation include:

  First Manhattan believes the Vivus Board is underqualified, overpaid and is enriching itself at the expense of shareholders. The current Board’s annual cash retainer of $101,400 for each Vivus Board member exceeds the cash retainer for non-employee directors at four of the five largest US companies by market capitalization, including Apple, Walmart, and Google. It is approximately triple the average cash retainer at the most comparable companies, Orexigen (OREX) and Arena (ARNA), and more than double the median of a peer group selected by Vivus. In January 2013, with less than one year of cash remaining on the balance sheet, the Board refused to slash its own excessive cash pay. The current Board is composed of members with strong ties to a CEO who has served since 1991, the year Vivus was founded. First Manhattan believes this Board lacks the independence, judgment and necessary skills to commercialize Qsymia. In fact, the Board increased management bonuses by 86% in 2012, the year of Qsymia’s launch failure. In that same year, Board members sold $25M of their own stock and options. The Board’s lack of confidence in their own plan to fix the Qsymia launch is further underscored by the fact that they failed to buy a single share since the Qsymia launch debacle.

  First Manhattan further believes that the Vivus Board has excessive management representation, lacks transparency and is a poor steward of shareholders’ capital.
  Until FMC’s recent push for change, management controlled one-third of the Vivus Board. This level of management representation is triple the median of Vivus’ self- selected peer group. The Board and management lack transparency and block access to information that is typically provided to investors including weekly/monthly prescription data and limitations on the ability to issue debt in the future. The Board has presided over the failed launch of Qsymia which resulted in a near 60% decrease in shareholder value since FDA approval of Qsymia in 2012. During this time, the Board has blessed an increase of SG&A to a last reported quarterly run-rate of over $50M, while failing to achieve profitability and simultaneously increasing management bonuses as noted above.

  First Manhattan’s Board nominees have been carefully chosen for their skills and experience in new product launches, US and EU regulatory affairs, commercial partnerships, and, turnarounds of distressed companies. Each nominee strongly supports accountability, alignment with shareholders’ interests and a dramatic cut in Board compensation. They will bring to the Vivus Board the independence from management and sound judgment that we believe has been lacking and that is essential to turn around the Company.

  The nominees’ interests are aligned with those of Vivus’ shareholders. First Manhattan and its nominees have been buying Vivus stock at a time when Vivus’ current Board members have not bought a single share. The nominees have committed to purchase additional stock upon election and to implement the best standards of Corporate Governance.

  The nominees have a plan to generate better results for Vivus’ shareholders. The nominees are already planning for a Day One full strategic and operational review during which all options to increase shareholder value will be considered. If elected, the nominees will focus on rationalizing expenses in order to fully realign the company’s efforts toward maximizing Qsymia’s potential; this includes successfully forming a commercial partnership, fixing Vivus’ commercial team, and executing a Eurocentric approach to EU approval for Qsymia.

Time is running out. Vivus has less than one year of cash on its balance sheet while management engages in profligate spending and revenues are minimal. Vivus’ shareholders must choose between (i) “more of the same” – a Board composed of members with strong ties to the longstanding CEO, who have overseen the failed launch of Qsymia, an approximate 60% loss of shareholder value since Qsymia’s FDA approval, and have shown zero conviction in their own plan to rescue the launch; OR (ii) a fully reconstituted Board whose members have the experience, ability, and independence from management to turnaround Qsymia’s launch and unlock the enormous potential value at Vivus.

The investor presentation can be found at the following link: http://www.ourmaterials.com/VVUS/

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, MICHAEL JAMES ASTRUE, JON C. BIRO, JOHANNES J.P. KASTELEIN, SAMUEL F. COLIN, DAVID YORK NORTON, HERMAN ROSENMAN, ROLF BASS AND MELVIN L. KEATING (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND

ACCOMPANYING PROXY CARD (WHEN AVAILABLE) MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY FIRST MANHATTAN WITH THE SEC ON MAY 1, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Contacts:
The Abernathy MacGregor Group
Chuck Burgess / Mike Pascale
212-371-5999
clb@abmac.com / mmp@abmac.com

Mackenzie Partners
Larry Dennedy / Charlie Koons
212-929-5239 / 212-929-5708

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